Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel 713.629.1316

MITCHAM INDUSTRIES REPORTS SECOND QUARTER RESULTS

HUNTSVILLE, Texas – September 13, 2004 – Mitcham Industries, Inc. (NASDAQ: MIND) today reported revenues for its second quarter ended July 31, 2004 of $6.4 million, up 63% from revenues of $3.9 million recorded in the comparable quarter of the previous year. Net income for the second quarter totaled $155,000, or $0.02 per diluted share, as compared to a net loss in the prior year of $4.1 million, or ($0.47) per diluted share (inclusive of discontinued operations). During the quarter, the Company incurred one-time severance-related charges of approximately $0.7 million related to the resignation of its former chief financial officer.

“We are very encouraged by the improvement in our second quarter results and in the seismic exploration market as a whole,” said Billy F. Mitcham, Jr., President and CEO of Mitcham Industries. “Historically, the second quarter is our seasonally slowest quarter, yet revenues increased significantly in our core land and marine leasing business and we experienced stronger used equipment sales. Various indicators, including recent bid activity, equipment movement and public announcements of companies adding crew capacity, suggest that the worst of the downturn may be behind us and that the seismic exploration market is in an uptrend.”

For the six months ended July 31, 2004, the Company recorded net income of $1.5 million, $0.17 per share, as compared to a net loss (inclusive of discontinued operations) of $5.6 million, or ($0.64) per share, for the prior year period. Revenues totaled $14.6 million as compared to $9.8 million for the comparable six-month period of the prior year.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for

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future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

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MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
Revenues:
Equipment leasing	$3,378	$2,638	$8,779	$6,604
Equipment sales	3,015	1,291	5,820	3,193

Total revenues	6,393	3,929	14,599	9,797
Costs and expenses:
Direct costs — seismic leasing	211	512	900	861
Cost of equipment sales	1,263	557	2,814	1,746
General and administrative	2,111	1,248	3,948	2,530
Depreciation	2,706	3,830	5,413	7,431

Total costs and expenses	6,291	6,147	13,075	12,568

Operating income (loss)	102	(2,218)	1,524	(2,771)
Other income (expense) — net	(27)	(46)	(79)	(20)

Income (loss) from continuing operations before income taxes	75	(2,264)	1,445	(2,791)
Provision for income taxes	—	—	—	—

Net income (loss) from continuing operations	75	(2,264)	1,445	(2,791)

Income (loss) from discontinued operations, net of income taxes of $0	80	(1,879)	80	(2,792)
Net income (loss)	$155	$(4,143)	$1,525	$(5,583)

Income (loss) per common share from continuing operations
Basic	$0.01	$(0.26)	$0.16	$(0.32)
Diluted	$0.01	$(0.26)	$0.16	$(0.32)
Income (loss) per common share from discontinued operations
Basic and diluted	$0.01	$(0.21)	$0.01	$(0.32)
Net income (loss) per common share — basic and diluted	$0.02	$(0.47)	$0.17	$(0.64)
Shares used in computing income (loss) per common share:
Basic	8,791,000	8,751,000	8,795,000	8,747,000
Dilutive effect of common stock equivalents	369,000	—	372,000	—

Diluted	9,160,000	8,751,000	9,167,000	8,747,000

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MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)

	July 31,	January 31,
	2004	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,609	$6,834
Accounts receivable, net of allowance for doubtful accounts of $822 and $847	5,743	5,635
Current portion of notes receivable, net of allowance for doubtful notes of $53 and $28	307	811
Prepaid expenses and other current assets	452	700
Current assets of discontinued operations	336	898

Total current assets	18,447	14,878
Seismic equipment lease pool, property and equipment	77,287	84,624
Accumulated depreciation of seismic equipment lease pool, property and equipment	(57,086)	(59,265)
Long-term assets of discontinued operations	353	491
Other assets	7	2

Total assets	$39,008	$40,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,573	$1,532
Current maturities — long-term debt	2,246	2,203
Equipment notes payable	—	1,296
Deferred revenue	369	345
Wages payable	575	495
Accrued expenses and other current liabilities	402	1,245
Current liabilities of discontinued operations	15	399

Total current liabilities	5,180	7,515
Long-term debt, net of current maturities	1,280	2,418

Total liabilities	6,460	9,933
Shareholders’ Equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized; 9,707,994 and 9,714,994 shares issued, respectively	97	97
Additional paid-in capital	62,298	61,913
Treasury stock, at cost, 915,000 shares	(4,686)	(4,686)
Deferred compensation	(51)	(83)
Accumulated deficit	(26,886)	(28,411)
Accumulated other comprehensive income	1,776	1,967

Total shareholders’ equity	32,548	30,797

Total liabilities and shareholders’ equity	$39,008	$40,730

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